EXHIBIT 5.1

PHONE: (202) 467-0920 FAX: (202) 318-4486 E-MAIL ADDRESS: ncarr@bvcpc.com INTERNET ADDRESS: www.bvcpc.com	BABIRAK, VANGELLOW & CARR, P.C. ATTORNEYS AND COUNSELORS AT LAW 1920 L Street, N.W. Suite 525 Washington, D.C. 20036	Offices Also Located In: Maryland Virginia London, England

December 22, 2006

Board of Directors

Guardian Technologies

  International, Inc.

516 Herndon Parkway

Herndon, Virginia  20170

Re:  Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Guardian Technologies International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing, on or about December 22, 2006, by the Company of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement covers 13,751,118 shares of common stock, par value $.001 per share (the “Common Stock” or the “Securities”), to be sold by certain selling stockholders which amount includes: (i) up to 4,453,709 shares of Common Stock issuable, subject to adjustment, upon conversion (the “Conversion Shares”) of the Company’s Series A 10% Senior Convertible Debentures (the “Debentures”), (ii) up to 4,453,709 shares of Common Stock issuable, subject to adjustment, upon exercise (the “Series D Warrant Shares”) of the Company’s Series D Common Stock Purchase Warrants (“Series D Warrants”), (iii) up to 623,520 shares of Common Stock issuable, subject to adjustment, upon exercise (the “Placement Agent Warrant Shares”) of outstanding placement agent’s warrants (“Placement Agent’s Warrants”), (iv) up to 1,157,971 shares of Common Stock issuable in lieu of interest under the Debentures (the “Debenture Interest Shares”), (v) up to 2,672,234 shares of Common Stock representing an additional 30% of the shares issuable (“Additional Conversion and Exercise Shares”) upon conversion of the Debentures and exercise of the Series D Warrants as required pursuant to the terms of Registration Rights Agreements between the Company and investors in the Company’s Debentures and Series D Warrants, and (vi) up to 389,975 shares of Common Stock representing shares issuable, subject to adjustment, upon exercise (the “Warrant Shares”) of certain placement agent’s warrants and other warrants (the “Warrants”).

We have examined the Certificate of Incorporation, as amended, and Bylaws of the Company, the minutes of various meetings and consents of the Board of Directors of the Company, forms of certificates representing the  Debentures, Series D Warrants, Placement Agent’s Warrants, and the Warrants, originals or copies of all such records of the Company, agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, certificates, records, authorizations, proceedings, statutes and judicial decisions as we have deemed necessary to form the basis of the opinions expressed herein.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.  As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers and representatives of the Company and others.

In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the

BABIRAK, VANGELLOW & CARR, P.C.

The Board of Directors

Guardian Technologies International, Inc.

December 22, 2006

general laws of the United States of America, the federal securities laws, the laws of the District of Columbia and Delaware General Corporation Law.  Except as otherwise provided herein, we have assumed that, insofar as the laws of another jurisdiction may be applicable to any matters to which this opinion may relate, such laws are identical to the laws of the District of Columbia; however, we express no opinion as to the extent to which the laws of the District of Columbia or such other jurisdiction may apply.

Based upon the foregoing, we are of the opinion that:

(i)

The Conversion Shares, when issued and delivered upon conversion of the Debentures, in the manner and upon the terms and conditions set forth in the Debentures, will be validly issued, fully paid and nonassessable.

(ii)

The Series D Warrant Shares, when issued and delivered upon exercise of the Series D Warrants, in the manner and upon the terms and conditions set forth in the Series D Warrants, will be validly issued, fully paid and nonassessable.

(iii)

The Placement Agent Warrant Shares, when issued and delivered upon exercise of the Placement Agent’s Warrants, in the manner and upon the terms and conditions set forth in the Placement Agent’s Warrants, will be validly issued, fully paid and nonassessable.

(iv)

The Debenture Interest Shares, when issued and delivered in satisfaction of interest accruing under the Debentures, in the manner and upon the terms and conditions set forth in the Debentures, will be validly issued, fully paid and nonassessable.

(v)

The Additional Conversion and Exercise Shares, when issued and delivered in the manner and upon the terms set forth in the Debentures and Series D Warrants, respectively, will be validly issued, fully paid and nonassessable.

(vi)

The Warrant Shares, when issued and delivered upon exercise of the Warrants, in the manner and upon the terms and conditions set forth in the Warrants, will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement and the prospectus contained therein as attorneys who have passed upon legal matters in connection with the offering of the securities described therein under the caption “Legal Matters.”  We further consent to your filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Babirak, Vangellow & Carr, P.C.

By:  /s/Neil R.E. Carr

        Neil R.E. Carr